UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2008

THE PMI GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PMI Plaza, 3003 Oak Road

Walnut Creek, California 94597

(Address of principal executive offices with zip code)

(925) 658-7878

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 29, 2008, The PMI Group, Inc. (the “Company”), entered into a Share Sale Deed (the “Sale Deed”) with QBE Insurance Group Limited (“QBE Parent”) and its subsidiary, QBE Holdings (AAP) Pty Limited (“QBE”), pursuant to which the Company has agreed to sell its Hong Kong subsidiary, PMI Mortgage Insurance Asia Limited (“PMI Asia”), to QBE. PMI Asia currently conducts the Company’s mortgage reinsurance operations in Hong Kong.

Also on August 29, 2008, PMI Mortgage Insurance Co. (“PMI MIC”), the Company’s U.S. subsidiary, entered into an Amendment Agreement to the August 14, 2008 Share Sale Agreement with QBE Parent and QBE. As previously disclosed in the Company’s Report on Form 8-K, dated August 14, 2008, pursuant to the Share Sale Agreement, PMI MIC agreed to sell its Australian subsidiary, PMI Mortgage Insurance Australia (Holdings) Pty Limited (“PMI Australia”), to QBE. PMI Australia, together with its subsidiaries, currently conducts the Company’s mortgage insurance operations in Australia and New Zealand. As more fully discussed below, the Amendment Agreement amends certain provisions of the Share Sale Agreement relating to the operation of a note to be issued by QBE Parent to PMI MIC on closing of the sale of PMI Australia.

PMI Asia Transaction — The Sale Deed

Purchase Price. The Sale Deed provides for the payment to the Company of an aggregate purchase price of $55,714,034, subject to certain adjustments as described below, to be paid on the date of closing (the “Closing Date”). Subject to any such adjustments, $44,571,227 of the purchase price will be paid in cash (the “Cash Purchase Price”), while the remaining $11,142,807 will be paid in the form of a note (the “ HK Note”) issued by QBE Parent to the Company.

Adjustments to the Purchase Price. Pursuant to the terms of the Sale Deed, each of the Cash Purchase Price and the initial amount of the HK Note will be increased by an amount equal to 3.7875% per annum of its respective amount for the period from July 1, 2008 until the Closing Date.

The Cash Purchase Price and the initial amount of the HK Note are subject to increase or decrease in connection with certain pre-closing claims. The determination of any such pre-closing claim is subject to agreement between the Company and QBE. In the event a dispute arises, the chief executive officers of the parties will act reasonably and in good faith to resolve such dispute. If such dispute is not resolved within 10 business days, the dispute will be submitted to an independent expert, whose determination will be conclusive, final and binding on the parties, absent manifest error.

At QBE’s election, if the Hong Kong best lending rate published by the Hongkong and Shanghai Banking Corporation Limited exceeds 5.75% per annum as of the date of the satisfaction of all conditions precedent to the closing (the “Conditions Precedent Satisfaction Date”), the Cash Purchase Price and the amount of the HK Note will be reduced, pro rata, by an amount equal to the diminution in value of the investment portfolio of PMI Asia between July 1, 2008 and the Conditions Precedent Satisfaction Date, to the extent such diminution is due to the change in such published lending rate.

In addition, if the Company is in breach of any of its warranties or obligations under the Sale Deed as of the Conditions Precedent Satisfaction Date, and, assuming closing were to occur at such time, such breach would allow QBE to bring a claim for breach of warranty or obligation in an amount in excess of $3,750,000, the Cash Purchase Price and the principal amount of the HK Note may be reduced, pro rata, by such amount.

Finally, upon the occurrence of a material adverse effect (as defined in the Sale Deed) with respect to PMI Asia, other than a breach of the warranties or obligations of the Company or a change in the published cash rate target as described in the preceding paragraphs, and if the resulting diminution in value of the net tangible assets of PMI Asia and its subsidiaries between August 29, 2008 and the Conditions Precedent Satisfaction Date is an amount in excess of $3,750,000, the Cash Purchase Price and the principal amount of the HK Note may be reduced, pro rata, by such amount.

To the extent that the aggregate amount of all such pre-closing reductions exceeds $7,500,000, either the Company or QBE may cause the other to consult with it for a period of ten business days regarding the commercial desirability of continuing with the proposed transaction on the existing terms. To the extent QBE and the Company cannot reach agreement on such commercial desirability within such period, either party may terminate the Sale Deed at such point.

The HK Note will be issued by QBE Parent to the Company on the Closing Date and will mature on September 30, 2011. An adjustment amount, calculated based upon a rate of 3.7875% per annum, will be accumulated beginning on the Closing Date and through September 30, 2011. QBE Parent has the option to prepay all or some of the HK Note with prior written notice to the Company. The HK Note generally ranks equally and ratably with all of QBE Parent’s other unsecured and unsubordinated liabilities. The Company may transfer or assign its interests under the HK Note without restriction. The amount of the HK Note is subject to increase or reduction prior to issuance pursuant to the pre-closing purchase price adjustments as described above. After issuance, the amount of the HK Note is subject to further reductions in connection with the loss development cover and certain violations of the warranties of the Company, in each case as described below. Due to the potential adjustments in the amounts payable with respect to the Note, as described below, the Company will not include the HK Note as an asset in its consolidated financial statements under U.S. generally accepted accounting principles.

The Company has agreed to provide to QBE certain loss development coverage with respect to mortgage insurance policies issued by PMI Asia and its subsidiaries and in force at June 30, 2008 (the “Relevant Policies”). Specifically, to the extent that (i) the sum of (A) the amounts of any claims paid between June 30, 2008, and June 30, 2011 with respect to the Relevant Policies, (B) the difference between the loss reserve balance with respect to the Relevant Policies as of June 30, 2011, as compared to June 30, 2008, and (C) the excess of the projected ultimate unpaid losses with respect to the Relevant Policies as at June 30, 2011, over the actual loss reserve balance with respect to the Relevant Policies as of such date (such sum, the “Actual Insurance Loss”) exceeds (ii) $10,936,239, or 50% of the unearned premium reserve with respect to the Relevant Policies at June 30, 2008 (such excess, the “Actual Excess”), the amount of the value of the HK Note will be reduced by the amount of the Actual Excess. In addition, if the value of the Australia Note (as discussed and defined below) is reduced to zero, QBE Parent is entitled to reduce the value of the HK Note (but not to less than $0) by an amount equal to the Australia Note’s shortfall (as defined in the Sale Deed).

Warranties of the Company. The Company has agreed to indemnify QBE for losses related to certain breaches of warranties contained in the Sale Deed. Subject to certain exceptions and other limitations, the maximum aggregate amount of such indemnification liability is $10,000,000, and the Company’s indemnification obligations only apply to claims brought on or prior to April 1, 2010 (or with respect to claims for breaches of Tax Warranties, 6 years after close). To the extent any claim for a breach of the Company’s warranties is agreed to by QBE and the Company or is determined in a non-appealable final adjudication by a competent court, and to the extent such claim remains unpaid by the Company after April 1, 2010, the value of the HK Note will be reduced by the amount of such unpaid claim.

Conditions Precedent to Closing; Termination. The obligations of QBE and the Company under the Sale Deed are subject to certain closing conditions, including, among others, filings with, and approval or non-objection by the Hong Kong Office of the Commissioner of Insurance. The obligations of QBE under the Sale Deed are also subject to (i) the receipt of any necessary consents from customers or other third parties with respect to certain material contracts of PMI Asia and (ii) the investment portfolio of PMI Asia and its subsidiaries, subject to limited exceptions, consisting only of cash, cash equivalents, short term money market investments or fixed interest paper with a minimum rating of Aa3 or better by Moody’s Investor Services (or equivalent), with a maturity of no more than 12 months in Hong Kong dollars. The obligations of the Company under the Sale Deed are also conditioned upon receipt of the consent to the transaction by the requisite lenders under the Revolving Credit Deed, dated as of October 24, 2006, among the Company, the lenders referred to therein, and Bank of America, N.A., as Administrative Agent, as amended. The Company may waive in its sole discretion the conditions to its obligations, and QBE may waive in its sole discretion the conditions to its obligations.

Either party may generally terminate the Sale Deed (i) if the transaction does not close on or before January 29, 2009, (ii) under certain circumstances, as described above under “Pre-Closing Claims”, where pre-closing purchase price reductions exceed $7,500,000 in the aggregate, and (iii) upon other customary termination events. If the Sale Deed is terminated, QBE is obligated to reimburse the Company and its affiliates for one half of any reasonable third party transaction costs incurred in connection with the divestiture of securities by PMI Asia and its subsidiaries described in the foregoing paragraph.

Other Provisions. The Sale Deed also contains warranties and pre-closing covenants of the parties customary for a transaction of this nature. In addition, for a period of three years following the Closing Date and subject to limited exceptions, the Company has also agreed not to, and to cause its affiliates (including the Company) not to, engage in any mortgage insurance operations in Asia or solicit or contact existing clients, employees or suppliers of PMI Asia or its subsidiaries.

PMI Australia Transaction — The Amendment Agreement

As described more fully in the Company’s Report on Form 8-K, dated August 14, 2008, the Share Sale Agreement, dated August 14, 2008, provides for the payment to PMI MIC of an aggregate purchase price of $920,491,602, subject to certain adjustments, to be paid on the date of closing. Subject to any such adjustments, $736,393,382 of the purchase price will be paid in cash, while the remaining $184,098,320 will be paid in the form of a note (the “Australia Note”) issued by QBE Parent to MIC. Pursuant to the Share Sale Agreement, after issuance, the amount of the Australia Note is subject to reductions in connection with (i) loss development cover associated with the mortgage insurance policies issued by PMI Australia and its subsidiaries and in force at June 30, 2008, and (ii) certain violations of the warranties of PMI MIC. The Amendment Agreement amends the Share Sale Agreement such that, subject to the completion of the sale of PMI Asia, if the value of the HK Note has been reduced to zero, QBE Parent will be entitled to reduce the value of the Australia Note by an amount equal to the shortfall under the HK Note.

The foregoing descriptions are qualified in their entirety by reference to the Sale Deed, which is filed as Exhibit 10.1 hereto, and by reference to the Amendment Agreement, which is filed as Exhibit 10.2 hereto, and which are incorporated by reference in this Current Report on Form 8-K.

On August 29, 2008, the Company issued a press release announcing the transaction, which is filed as Exhibit 99.1 hereto and is incorporated by reference in this Current Report on Form 8-K.

9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Share Sale Deed by and among The PMI Group, Inc., QBE Holdings (AAP) Pty Limited and QBE Insurance Group Limited, dated as of August 29, 2008.

10.2	Amendment Agreement by and among PMI Mortgage Insurance Co., QBE Holdings (AAP) Pty Limited and QBE Insurance Group Limited, dated as of August 29, 2008.

99.1	The PMI Group, Inc. Press Release, dated August 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PMI GROUP, INC.

August 29, 2008	By:	/s/ Donald P. Lofe, Jr.
Donald P. Lofe, Jr.
Executive Vice President and Chief Financial Officer

August 29, 2008	By:	/s/ Thomas H. Jeter
Thomas H. Jeter
Senior Vice President, Chief Accounting Officer and Corporate Controller

EXHIBIT INDEX

Exhibit Number	Description
10.1	Share Sale Deed by and among The PMI Group, Inc., QBE Holdings (AAP) Pty Limited and QBE Insurance Group Limited, dated as of August 29, 2008.

10.2	Amendment Agreement by and among PMI Mortgage Insurance Co., QBE Holdings (AAP) Pty Limited and QBE Insurance Group Limited, dated as of August 29, 2008.

99.1	The PMI Group, Inc. Press Release, dated August 29, 2008.